Exhibit 99.1

Pope Resources Announces Completion of Gig Harbor Development Agreement

POULSBO, Wash.--(BUSINESS WIRE)--November 15, 2010--Pope Resources (NASDAQ:POPE) announced today that its subsidiary, OPG Properties LLC, has entered into a Development Agreement with the City of Gig Harbor relating to its application for a Planned Residential Development/Preliminary Plat on a portion of its Harbor Hill project (www.harbor-hill.com). The agreement lays the foundation for approval of a project design and layout which is expected following a planned mid-December hearing. Key agreement provisions include extending the project approval period from 7 to 20 years and reserving on behalf of the project’s 824 residential units a sufficient capacity for needed domestic water supply, sanitary sewer, and traffic trips. Additionally, in exchange for the dedication of a 7-acre parcel of land for City park purposes, park impact fees will be waived for all residential units. “This is a key milestone for an exceptional project,” said David L. Nunes, President and CEO of Pope Resources. “All through the economic downturn Harbor Hill has continued to attract strong interest from a number of merchant builders and we look forward to realizing the exceptional opportunities offered by this project.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156